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                                                                   Exhibit 10.16

                              (Summary Translation)


               POLYSILICON SUPPLY FRAMEWORK COOPERATION AGREEMENT


PARTY A: JIANGXI LDK SOLAR HIGH-TECH CO., LTD.


Address: High-Tech Industrial Park, Xinyu City, Jiangxi Province


Legal Representative: Xiaofeng Peng


PARTY B: LUOYANG ZHONGGUI HIGH-TECH CO. LTD.


Address: Gaoxin District, Luoyang City


Legal Representative: Wenhai Sun


     To take advantage of each other's strengths, jointly prevent market and industry risks and obtain development advantage, Party A and Party B, after friendly negotiations and based on the principle of mutual trust and respect, enter into this long-term strategic cooperation agreement to establish a long-term, friendly and cooperative relationship:


ARTICLE 1  Party A's Obligations


1 Party A undertakes that it will give priority to using Party B's solar grade polysilicon feedstock under the same condition, and will expand its purchasing quantity each year based on Party B's production capacity expansion.


2 Party A undertakes that starting from November 2007, it will purchase solar grade polysilicon feedstock from Party B, provided that the quality of the polysilicon feedstock supplied by Party B shall comply with the industry standards. The specific purchase quantity will be determined based on the production expansion situation of Party B, and the minimum purchasing quantity shall be at least 200 tons per year for each year starting from 2008. The exact supply quantity will be decided by both parties through agreements, and the cooperation period is preliminarily set for 5 years.


3 Party A undertakes to make advance payment for the purchase of solar grade polysilicon feedstock under this agreement. The specific payment schedule is as follows:


     Renminbi fifty million to be paid before October 30, 2007; Renminbi one hundred and fifty million to be paid before November 30, 2007; Renminbi one hundred and eighty million to be paid before April 30, 2008; and Renminbi twenty million to be paid before December 31, 2008. The total amount is Renminbi four hundred million,

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     which shall be applied towards the payment for the products under this agreement. To maintain the supply and purchase relationship between the two parties, Party B agrees to retain a minimum of Renminbi thirty million not to be applied until the end of the cooperation period when such amount shall be refunded to Party A or shall be applied as purchase price for the last cooperation period.

4. Party A undertakes that this agreement will not contradict the cooperation relationships of Party B with its other downstream cooperative enterprises. As requested by Party B, Party A also agrees to supply its processed products directly to Party B's strategic cooperative parties.


ARTICLE 2  Party B's Obligations


1. Party B undertakes that starting from November 2007, it will supply Party A with solar grade polysilicon feedstock that is in compliance with the industry standards, and will satisfy Party A's needs to the extent possible based on Party B's output capacity expansion.


2 Party B undertakes that, based on its expansion situation, it will supply Party A with solar grade polysilicon feedstock that is in compliance with the industry standards starting from November 2007. The specific quantity shall be approximately 200 tons each year from November 2007 to the end of 2008, 400 tons in 2009, 800 tons in 2010, 1000 tons in 2011 and 1500 tons in 2012.


3 Party B undertakes that based on this long-term, friendly and cooperative relationship, it will supply products to Party A at the price it gives to strategic cooperative partners with reference to the China domestic market price of solar grade polysilicon feedstock.


4 Party B undertakes that the quality of the solar grade polysilicon feedstock supplied to Party A shall comply with the industry standards.


ARTICLE 3 If Party A fails to make the advance payments according to the payment schedule set under this agreement, Party B shall have the right to terminate this agreement and the right to damages for breach by Party A.


ARTICLE 4 Both parties agree that each party will keep confidential all technologies and business information obtained from the other party. A party shall be entitled to damages for breach against the other party if the violation by the other party causes any losses to the party. Both parties will provide their annual financial statements to each other subject to such confidential undertakings.


ARTICLE 5 The duration of phase one of the parties' strategic cooperation shall be five years, commencing on November 1, 2007 through November 31, 2012.
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ARTICLE 6 Liability for Breach: This agreement has legally binding effect. Both parties shall jointly abide by this agreement in good faith. If a party is in violation of this agreement, the other party is entitled to hold the breaching party liable for such breach.


ARTICLE 7 Any dispute in connection with this agreement shall be settled through friendly consultation between the two parties. If no settlement can be reached after consultation, such dispute shall be submitted to the China International Economic and Trade Arbitration Commission ("CIETAC") in Beijing for arbitration. The arbitration shall be conducted in accordance with the rules and procedures of CIETAC then in effect. The arbitration award shall be final and binding on both parties.


ARTICLE 8 This agreement is executed in two originals. Each party holds one original. This agreement shall become effective upon signing by both parties.


Party A:                                     Party B:

Jiangxi LDK Solar Hi-Tech Co., Ltd.          Luoyang Zhonggui High-Tech Co. Ltd.


(Company seal)                               (Company seal)


Legal Representative (signature):            Legal Representative (signature):


/s/ Xiaofeng Peng                            /s/ Zhiqun Sun

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Date: April 8, 2007                          Date: April 8, 2007